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               Integra LifeSciences Announces Agreement to Acquire
           The Selector(R) Ultrasonic Aspirator, Ruggles(TM) Surgical
         Instrumentation and Spembly Medical Cryosurgery Product Lines
                              of NMT Medical, Inc.

Plainsboro, NJ, March 21, 2000/PR Newswire/ -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that it has agreed to acquire from NMT Medical, Inc. (Nasdaq:NMTI) the Selector(R) Ultrasonic Aspirator, Ruggles(TM) Surgical Instrumentation and Spembly Medical Cryosurgery product lines, including certain assets and liabilities, for an acquisition price of $12.0 million.

In connection with the acquisition, Integra will change the name of its neurosurgical device business from Integra NeuroCare to Integra NeuroSciences. Integra NeuroSciences designs, manufactures and sells implants, instruments and monitors used in neurosurgery and intensive care units, primarily for the treatment of neurological trauma and surgery. Revenue of the acquired product lines during 1999 was approximately $12.1 million.

The combination of this purchase and the acquisition of Clinical Neuro Systems earlier this year expands Integra NeuroSciences business in the United States and around the world. Together with its seven-person medical education unit, Integra NeuroSciences' direct selling effort will expand to 45 U.S. field personnel focused on neurotrauma and neurosurgery. The Company will recruit a direct sales force for selling directly in the United Kingdom and Ireland. Integra NeuroSciences will continue to sell its products in over 60 countries worldwide through a combined network of approximately 100 international distributors.

The $12.0 million acquisition price comes from cash on hand. Earlier this year, Integra announced that it had agreed to sell $5.4 million of preferred stock to investment affiliates of Soros Private Equity Partners LLC. That investment is expected to close by the end of March.

Stuart M. Essig, Integra President and Chief Executive Officer, commented, "This acquisition establishes Integra as an industry leader in neurosurgery and neurotrauma. It allows us to continue to broaden and strengthen Integra's well-trained and experienced sales group, and adds to Integra's revenues and cash flow. These new products, along with our existing neurosurgical devices, will be sold through a direct sales force in the United States, United Kingdom, and Ireland."

The assets to be acquired include a manufacturing, packaging and distribution facility located in Andover, England.

Integra LifeSciences Holdings Corporation has its corporate headquarters in Plainsboro, NJ. Manufacturing and research facilities are also located in San Diego, CA, Anasco, Puerto Rico, and Exton, PA. The Company has approximately 475 full-time employees. Please feel free to visit the Company's Website at (http://www.integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted or pro-forma results. Achieving the anticipated benefits of business acquisitions will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient manner, and there can be

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no assurance that this will occur. Further forward-looking factors include, but are not limited to, new product development, governmental approvals, market potential and resulting sales as well as potential therapeutic applications, and additional acquisitions. In addition, the economic, competitive, governmental, technological and other factors identified in Integra's filings with the Securities and Exchange Commission could affect actual results.





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                              Integra NeuroSciences
                              ---------------------
                                   Fact Sheet
                                   ----------

Integra NeuroSciences is the neurosurgery division of Integra LifeSciences Holdings Corporation. Integra NeuroSciences sells direct in the United States through 38 direct sales representatives and seven clinical education specialists and approximately 100 international distributors who cover over 60 countries worldwide.

Integra NeuroSciences has consistently brought innovative technologies to market. Integra NeuroSciences products are as follows:


------------------------- -------------------------------------------------- --------------------------------
        Products                                 Use                                      Brand
------------------------- -------------------------------------------------- --------------------------------
Intracranial monitoring   For continuous pressure and temperature            Camino(R); Clinical Neuro
and Drainage              monitoring of the brain following injury           Systems(TM); Ventrix(R)
                                                                             intracranial pressure
                                                                             monitoring and drainage systems
------------------------- -------------------------------------------------- --------------------------------
Ultrasonic aspiration     For removal of tumors                              Selector(R)Ultrasonic Aspirator

------------------------- -------------------------------------------------- --------------------------------
Neurosurgical shunts      Specifically designed for the maintenance of the   Heyer-Schulte(R); Novus(R);
                          chronic condition, hydrocephalus, i.e. excess      Sundt(R); Spetzler(R)shunting
                          pressure in the brain, as well as hemodynamic      systems
                          shunting

------------------------- -------------------------------------------------- --------------------------------
Neuroendoscopy            For minimally invasive surgical access to the      Neuro Navigational(R)
                          brain                                              Flexible endoscopes for
                                                                             neurosurgery

------------------------- -------------------------------------------------- --------------------------------
Neurosurgical             Specialized surgical instruments for               Redmond(TM); Ruggles(TM)
instruments               neurosurgeons                                      Neurosurgical and spinal
                                                                             instruments

------------------------- -------------------------------------------------- --------------------------------
Neurosurgical hemostasis  Rapid hemostasis in neurosurgical and spinal       Helitene(R)(1) Microfibrillar
                          surgery                                            Hemostat

------------------------- -------------------------------------------------- --------------------------------
Dural grafts              For repair of damage to the dura mater, the        DuraGen(TM)Dural
                          membrane that encases the brain and spinal column  Graft Matrix

------------------------- -------------------------------------------------- --------------------------------

Integra NeuroSciences products are manufactured around the globe - San Diego, California produces Camino(R), Ventrix(R), and Neuro Navigational(TM) products; Andover, England produces the Selector(R) ultrasonic aspirators and the cryosurgery products; Exton, Pennsylvania produces the Clinical Neuro Systems(TM) products; Plainsboro, New Jersey produces DuraGen(TM) and Helitene(R) products; the Anasco, Puerto Rico facility produces Heyer-Schulte(R) and Sundt(R) shunting products.

--------
(1) Not approved for neurological use in the United States.

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SOURCE:  Integra LifeSciences Holdings Corporation

CONTACT: John B. Henneman, III of Integra LifeSciences Holdings Corporation, 609-936-2481,
jhenneman@integra-LS.com.